Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into effective as of July 1, 2003 (the “Effective Date”), by and between IESI NJ Corporation, a Delaware corporation (“Company” or “Employer”), and Edward Apuzzi (“Employee”).

WITNESSETH

WHEREAS, the Company has previously entered into an Employment Agreement dated July 1, 1998 with the Employee that expired July 1, 2003; and

WHEREAS, Employer desires to continue to employ Employee, and Employee desires to continue to be employed by Employer, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee, intending to be legally bound, agree as follows:

1.                                       Employment - Employer hereby employs Employee upon the terms and conditions and for the compensation herein provided.  Employee hereby agrees to be so employed and to render the services specified herein for Employer and any subsidiaries or affiliates of Employer.  In his capacity as an employee of Employer, Employee shall have the title Vice President of Governmental Affairs and Northeast Business Development Director and shall devote his full and undivided business time and attention to his duties and responsibilities for Employer; provided, however, that Employer shall have the right to reassign Employee to other managerial positions with the Company.

2.                                       Term of Employment - Subject to the provisions for termination as provided in Section 5 hereof, the term of Employee's employment hereunder (the “Term”) shall be for a period commencing as of the Effective Date and terminating thirty (30) months after the Effective Date.

3.                                       Duties and Powers - During the Term, Employee agrees as follows:  to devote his full and exclusive business time and attention to the business of Employer and of any subsidiaries or affiliates of the Company (excluding reasonable vacations and sick leave in accordance with Employer's policies consistent with his position); to perform all duties in a processional and prudent manner, to devote the best of his skill, energy, experience and judgment to such duties; and to communicate to Employer suggestions, ideas or information that may be helpful to Employer in its businesses.  Employee agrees to perform all of the duties associated with his position, subject to all lawful policies and guidelines as may be established by the Chief Executive Officer of Employer.  Employee agrees not to engage in any other activity or own any interest that would conflict with the interests of Employer or would interfere with his responsibilities to Employer and the performance of his duties hereunder; provided, however, that: (i) passive investment of less that 5% of the outstanding securities of any company or any other investment that does not conflict with Employee's performance of his duties to Employer hereunder shall be deemed not to violate this provision, it being understood that, except as set forth below, an investment of more that 5% in a company other than Employer engaged in the solid waste industry shall be deemed to conflict with Employee's performance of his duties hereunder; (ii)  Employee may engage in activities involving charitable, educational, religious and similar types of organizations, speaking engagements and similar type activities to the extent that such other activities do not detract from the performance by Employee of his duties and obligations hereunder; and (iii) Employee may engage in non solid waste related business activities and services, provided the time devoted thereto does not interfere with his full and exclusive business time responsibilities.  Employer may not require Employee to move or work more that 50 miles from New York City.

4.                                       Compensation and Benefits - For all services rendered by Employee pursuant to this Agreement, Employer shall compensate Employee as follows:

(a)           Base Compensation - In consideration of the full and faithful performance by Employee of his obligations hereunder during the Term and subject to the terms and conditions set forth herewith, Employer (or any subsidiary or affiliate of Employer for which Employee also provides services hereunder) shall pay to Employee $180,000.00 (such compensation as it may be increased from time to time shall be referred to herein as the “Base Compensation”).   Employee's Base Compensation will be paid in accordance with Employer's customary payroll practices (but not less frequently than monthly) and will be prorated based upon the number of days elapsed in any partial year.  Base Compensation shall be reviewed annually and may be increased at the sole discretion of the Chief Executive Officer of Employer, in consultation with the Board.

(b)           Bonus - In addition to the Base Compensation payable to Employee, Employee may be awarded cash performance bonuses from time to time, in such amounts (up to 25% of Base Compensation) as determined in the sole discretion of the Chief Executive Officer of Employer, in consultation with the Board.

(c)           Stock Options - As a Northeast Region employee, you will be eligible to participate in the IESI Stock Option Plan.  Option grants are reviewed annually and subject to IESI's Board of Directors approval.

(d)           Benefits - During the Term, Employee shall be entitled to such benefits (including health and disability coverage, life insurance, holidays and sick days) as Employer may, from time to time, make available to its management employees.  Employee shall be entitled to three (3) weeks paid vacation during each calendar year of employment, with such vacation allowance being prorated in respect of any employment period of less than one full calendar year.  Notwithstanding the foregoing, Employee shall not be entitled to take more than one week's vacation leave at any one time.  Unused vacation shall not be carried forward.

(e)           Expenses - Employee shall be entitled to reimbursement for his ordinary and necessary business expenses incurred in the performance of his duties under this Agreement if supported by reasonable documentation as required by Employer in accordance with its usual practices.

(f)            Car Allowance - During the Term, Employee shall be entitled to a car allowance of $800 per month.  Employee shall be responsible for all costs associated with such car (other than fuel expenses reimbursable under section 4(d) hereof).

(g)           Liability for Taxes - Employer shall have no liability for any tax obligation of Employee attributable to any payment made under this Agreement except for customary federal and state withholding taxes (e.g., social security, Medicare, etc.).  Employer may withhold from any such payment such amounts as may be required by applicable provisions of the Internal Revenue Code, other tax laws, and the rules and regulations of the Internal Revenue Service and other tax agencies, as in effect at the time of any such payment.

5.                                      Expiration/Termination of Employment

(a)           Expiration at End of Term - Unless earlier terminated in accordance with the terms of this Agreement, Employee's employment shall expire at the end of the Term.

(b)           Termination at Will - The parties acknowledge and agree that Employee's employment hereunder is an employment at will.  Notwithstanding any other provision contained in this Agreement, either Employee or Employer may terminate Employee's employment hereunder at any time with or without Cause (as defined in subsection 5(e)(i)) or for Good Reason (as defined in subsection 5(e)(ii)) at his election upon prior written notice (a “Termination Notice”) to the other.  A Termination Notice shall be effective upon delivery to the other party and the termination shall be effective as of the date set forth in such Termination Notice (hereinafter, the “Termination Date”).

(c)           Effect of Expiration or Termination For Cause or Without Good Reason - Upon the expiration of the Agreement pursuant to subsection 5(a) hereof or upon a termination of this Agreement pursuant to subsection 5(b) hereof by Employer with Cause or by Employee without Good Reason, Employee shall be entitled to payment of:  (i) Base Compensation through the Termination Date; (ii) amounts accrued under benefit plans in which Employee is a participant as of the Termination Date; and (iii) reimbursement of all outstanding expenses under subsection 4(d).

(d)           Effect of Termination Without Cause or For Good Reason - Upon termination of this Agreement pursuant to subsection 5(b) hereof by Employer without Cause or by Employee for Good Reason, Employee shall be entitled to payment of:  (i) Base Compensation for the remainder of the term of employment (payable promptly following the Termination Date) and all benefits under Section 4(c) hereof for the remainder of the Term; and (ii) amounts accrued under benefit plans in which Employee is a participant as of such termination date; provided, however, that upon any such event, Employee shall have a good faith duty to mitigate the amounts and benefits due to him under this subsection 5(d).

(e)           Definitions of “Cause” and “Good Reason” - For purposes of this Agreement, the terms “Cause” and “Good Reason” shall have the following meanings:

(i)            “Cause” shall mean (1) the failure of Employee to perform his duties as defined in paragraph 3 above with Employer (other than any such failure resulting from death or the inability of Employee to perform the essential functions of his job due to disability, with or without a reasonable accommodation) or the breach of this Agreement by Employee if Employer gives notice of such cause and it remains uncured for ten (10) days following such notice; (2) any act by Employee of fraud or dishonesty with respect to any aspect of Employer's business; (3) drug or alcohol abuse or related behavior that impedes Employee's job performance or brings Employee or Employer into disrepute in the community; (4) misappropriation of funds or any corporate opportunity; (5) a conviction or affirmative finding by an appropriate administrative agency that Employee is guilty of a felony or crime of moral turpitude (or a plea of nolo contendere thereto); (6) acts by Employee attempting to secure or securing any personal profit not fully disclosed to and approved by the Board in connection with any transaction entered into on behalf of Employer; (7) gross, willful or wanton negligence or misconduct by Employee; or (8) any action or decision by the Trade  Waste Commission to rescind Employee's right to work for Employer provided however, that in the event the Employee seeks to dispute this action or decision with a court of competent jurisdiction, the Employee will be entitle to all benefits under this Agreement in the event such court finds that the Trade Waste Commission should not have denied the Employee to be an employee of Employer.

(ii)           “Good Reason” shall mean a reduction (other that for Cause) by Employer in Employee's Base Compensation, an attempt by Employer to require Employee to work more than 50 miles from New York City or a material adverse reduction in Employees responsibilities.

6.                                      Non-Interference, Non-Solicitation and Non-Competition Covenants

(a)           Pursuant to this Agreement, Employee has agreed to become an employee of Employer and to comply with a non-disclosure provision in Section 8 hereof.  Employee recognizes and acknowledges that he will be given access to certain of Employer's Confidential Information (as hereafter defined in Section 8(a)), and have access to and authority to develop relationships with customers of Employer because of his position and status as an employee of Company, which he would not otherwise attain. In consideration of the foregoing, Employee agrees to comply with the terms of this Section 6.

(b)           The restraints imposed by this Section 6 shall apply during any period that Employee continues to receive payment of Base Compensation hereunder, and for a period of six months thereafter (the “Restricted Period”).  In the event that any Court having jurisdiction should find that the Restricted Period is so long and/or the scope (distance) (as set forth below) is so broad as to constitute an undue hardship on Employee, then, in such event only, the Restricted Period and area limitations shall be valid for the maximum time and area for which they could be legally made and enforced.

(c)           During the Restricted Period, Employee shall not, as an employee (other than of Employer or an affiliate of Employer), employer, stockholder, officer, director, partner, consultant, advisor, proprietor, lender, provider of capital or other ownership, operational or management capacity, directly or indirectly, (i) solicit or hire any employee of Employer or otherwise interfere with or disrupt the employment relationship between Employer and any employee, (ii) solicit or do business with (a) Employer's customers with whom Employer did business while Employee was employed under this Agreement or (b) individuals or entities whom Employee met as a result of his position with Employer while Employee was employed under this Agreement, that results in competition with Employer in the non-hazardous waste disposal business within 50 miles of the City of New York, in which any of such customers have operations (other that customers whose business relationship with Employer has terminated for at least 90 days) or in which Employer has conducted business while Employee was employed under this Agreement (collectively, the “Restricted Area”), or (iii) be associated with any entity engaged in the business of non-hazardous waste disposal in the Restricted Area that results in competition with Employer.

(d)           Employee expressly recognizes and agrees that the restraints imposed by this Section 6 are (i) reasonable as to time, geographic limitation and scope of activity to be restrained; (ii) reasonably necessary to the enjoyment by Employer of the value of its assets and to protect its legitimate interests; and (iii) not oppressive.  Employee further expressly recognizes and agrees that the restraints imposed by this Section 6 represent a reasonable and necessary restriction for the protection of the legitimate interests of Employer, that the failure by the Employee to observe and comply with the covenants and agreements in this Section 6 will cause irreparable harm to Employer, that it is and will continue to be difficult to ascertain the harm and damages to Employer that such a failure by the Employee would cause, that the consideration received by the Employee for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive Employee of his ability to earn a reasonable living in the waste  disposal field or otherwise, and that Employee has acquired knowledge and skills in his field that will allow him to obtain employment without violating these covenants and agreements.  Employee further expressly acknowledges that he has been encouraged to and has consulted independent counsel, and has reviewed and considered this Agreement with that counsel before executing this Agreement.

7.                                       Memoranda, Notes, Records, Etc. - All memoranda, notes, records, customer lists or other documents made or complied by Employee or otherwise made available to him concerning the business of Employer or its subsidiaries or affiliates shall be Employer's property and shall be delivered to Employer upon the expiration or termination of Employee's employment hereunder or at any other time upon request by Employer, and Employee shall retain no copies of those documents.  Employee shall never at any time have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of Employer.

8.                                      Nondisclosure

(a)           Employee hereby acknowledges that in connection with his employment by Employer he will be exposed to and may obtain certain information (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by Employee or otherwise has been or is made available to him) regarding the business and operations of Employer and it subsidiaries or affiliates.  Employee further acknowledges that such information and procedures are unique, valuable, considered trade secrets and deemed proprietary by Employer.  For purposes of this Agreement, such information and procedures shall be referred to as “Confidential Information”, expect that the following shall not be considered Confidential Information:  (i) information disclosed on a non-confidential basis to third parties by Employer (but not by Employee in violation of this Agreement), (ii) information released from confidential treatment by written consent of Employer, and (iii) information lawfully available to the general public.

(b)           Employee agrees that all Confidential Information will remain the property of Employer.  Employee further agrees, for the duration of the Term and thereafter, to hold in the strictest confidence all Confidential Information, and not to, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for his own benefit or allow any person, entity or third party, other than Employer and authorized Employees of the same, to use or otherwise gain access to any Confidential Information.

(c)           It is the intention of the parties that to the extent any Confidential Information may constitute a “trade secret” as defined by applicable law, then, in addition to the remedies set forth in this Agreement, Employer may elect to bring an action against Employee in the case of any actual or threatened misappropriation of such trade secret by Employee.

(d)           Regardless of whether any of the Confidential Information or any of the items set forth in Section 7 shall constitute a trade secret as defined by applicable law, Employee expressly recognizes and agrees that the restrictions contained in Section 7 of this Agreement and this Section 8 represent a reasonable and necessary protection of the legitimate interests of Employer, that his failure to observe and comply with his covenants and agreements in those Sections will cause irreparable harm to Employer, that it is and will continue to be difficult to ascertain the harm and damages to Employer that such a failure by Employee could cause, and that a remedy at law for such failure by Employee will be inadequate.

9.                                       Enforcement - The parties hereto recognize that the covenants of Employee hereunder are special, unique and of extraordinary character.  Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which Employer may have in the event of any breach of said Sections, Employer shall be entitled, and hereby is expressly and irrevocably authorized by Employee, inter alia, to demand and obtain specific performance, including without limitation temporary and permanent injunctive relief, and all other appropriate equitable relief against Employee in order to enforce against Employee, or in order to prevent any breach or any threatened breach by Employee of, the covenants and agreements contained herein.  In case of any breach of this Agreement, nothing herein contained shall be construed to prevent Employer from seeking such other remedy in the courts as it may elect or invoke.

10.                               Delegation of Duties and Assignment of Rights

(a)           Employee may not delegate the performance of any of his obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of Employer.  Any such purported delegation or assignment in the absence of such written consent shall be null and void with no force or effect.

(b)           Employer may not assign this Agreement except with the prior written consent of Employee, except that Employer may without Employee's consent assign all of it rights and obligations under this Agreement to the person or entity acquiring a majority of the assets or outstanding stock of Employer, or the parent company of Employer, or pursuant to a merger or consolidation of Employer, or the parent company of Employer.  In the event of such an assignment by Employer, each reference in this Agreement to Employer shall include the assignee from and after the date of such assignment.

(c)           In the event of a valid assignment pursuant to this Section 10, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns and any receiver, trustee in bankruptcy or representative of the creditors of each such person.

11.                                 Survival of Covenants - Notwithstanding anything contained in this Agreement, upon the expiration of the Term or the Restricted Period, as applicable, or in the event Employee's employment is terminated for any reason whatsoever, the covenants and agreements of Employee contained in Sections 6 (to the extent set forth therein), 7, 8, 9 and 11 and the covenants of Employer contained in Section 5 hereof shall survive any such expiration or termination and shall not lapse except as provided herein.

12.                                 Warranty - Employee does hereby warrant that he has not taken any action and covenants that during the Term of this Agreement, or the Restricted Period, as applicable, he shall take no such action, that constitutes or will constitute a breach of any agreement concerning confidential information and trade secrets, confidentiality, solicitation or non-competition to which he is bound as a party.

13.                                 Severability / Modification - If any term or provision of this Agreement is held or deemed to be invalid or unenforceable in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

14.                                 Governing Law - This agreement is entered into in New Jersey, and the construction, validity and interpretation of this agreement shall be governed by the law of the State of New Jersey without regard to the laws of conflicts of laws.

15.                                 Effectiveness; Entire Agreement; Amendment - This Agreement contains the entire understanding and agreement between the parties relating to the subject matter hereof.  Neither this Agreement nor any provision hereof may be waived, modified, amended, changed, discharged, or terminated, except by an agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge or termination is sought.

16.                                 Notices - Any notice required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the party to whom notice is to be given (or to the appropriate address below), or on the third day after mailing if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, or by courier, addressed as follows, or to such other person at such other address as any party may request in writing to the other party to this Agreement.

To Employee:	Edward Apuzzi
17 Harvest Drive
Plainsboro, NJ 08536

To Employer:	IESI NJ Corporation
IESI Corporation
Attention: Thomas Fowler
6125 Airport Freeway
Haltom City, TX 76117
817-314-5800 (tel)
817-314-5238 (fax)

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

17.                                 Headings - The section headings herein are for convenience only and shall not be used in interpreting or construing this Agreement.

18.                                 IESI's New York City Hauling Company Purchase - Provided Employee has not been terminated for Cause or breached any of the terms and conditions of this Agreement, Employee shall have, along with Joseph LoVerde, a joint right of first option to purchase the following businesses in the event the Company decides to sell or an offer to purchase is received:  the New York City Hauling Company, located at 2630 Park Avenue, Bronx, NY;  the Varick Street C&D Transfer Station at 330 Seventh Ave., Brooklyn, NY; and the Jersey City Recycling at 5 Linden Avenue E, Jersey City, NJ.  In the event Employee exercises the above joint right of first option, then the Term of this Agreement shall expire on the date of such exercise.

INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to be effective as of the Effective Date.

EMPLOYEE

/s/Edward Apuzzi
Edward Apuzzi

EMPLOYER
IESI NJ CORPORATION

By:	/s/ Charles F. Flood
Charles F. Flood, President and CEO